Exhibit 10.1

                             SETTLEMENT AGREEMENT

                    This SETTLEMENT AGREEMENT ("Agreement") is made and entered into as of this 22nd day of December, 1997, by and among THE HOME INSURANCE COMPANY, an insurance company organized and existing under the laws of the State of New Hampshire, having its principal office at 59 Maiden Lane, New York, New York 10038 ("Home"), MITCHELL
          E. RUDIN, as Receiver for OLYMPIA & YORK MAIDEN LANE COMPANY, LLC, having an office at 200 Park Avenue, New York, New York 10166 ("the Receiver"), MARINE MIDLAND BANK, a New York State banking corporation and trust company, as successor Indenture Trustee under the Indenture, dated as of December 23, 1985 ("Indenture"), having its principal corporate trust office at 140 Broadway, New York, New York 10005 (the "Trustee") and RISK ENTERPRISE MANAGEMENT LIMITED, a Delaware corporation, having its principal office at 59 Maiden Lane, New York, New York 10038 ("REM").

                              W I T N E S S E T H

                    WHEREAS, on or about July 19, 1996, Home commenced an action in the New York State Supreme Court for New York County, captioned The Home Insurance Company
          v. Olympia & York Maiden Lane Company, etc. (Index No.
          603714/96) (the "Rent Litigation"); and

                    WHEREAS, on January 20, 1997, Home served its
          Second Amended and Verified Complaint in the Rent
          Litigation; and

                    WHEREAS, on January 30, 1997, Olympia & York
          Maiden Lane Company, LLC ("O&Y") and the Trustee served answers and counterclaims against Home in the Rent
          Litigation; and

                    WHEREAS, the undersigned desire to settle, compromise and extinguish certain of the claims, causes of action, demands, and counterclaims they have asserted in the Rent Litigation; and

                    WHEREAS, the undersigned have entered into an agreement dated August 1, 1997, which sets forth the terms and conditions upon which the undersigned have agreed to settle, compromise and extinguish such claims, causes of action, demands, and counterclaims (the "Term Sheet"); and

                    WHEREAS, the Term Sheet requires the execution and delivery by the undersigned of a definitive agreement embodying the terms and conditions set forth in the Term Sheet (the "Definitive Agreement") by no later than August 31, 1997, which date has, upon the mutual consent of the parties to the Term Sheet, previously been extended to September 12, 1997 and further extended to September 26, 1997, October 15, 1997, October 31, 1997,
          November 14, 1997, November 21, 1997, December 1, 1997, December 8, 1997, December 17, 1997 and December 24, 1997; and

                    WHEREAS, the undersigned intend for this Settlement Agreement to be the Definitive Agreement;

                    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration acknowledged by each of the undersigned to be satisfactory and sufficient the undersigned do hereby agree as follows:

                    1.   DEFINITIONS.

                    "Final Order" means an order or judgment of a bankruptcy court (or other court of competent jurisdiction) entered by the Clerk of the bankruptcy court (or such other court) on the appropriate docket, the effect of which has not been stayed and as to which the time to appeal, petition for review or rehearing or certiorari has expired, and from which no appeal, petition for review or rehearing or certiorari was filed, or from which any such appeal or petition has been finally determined, dismissed, withdrawn or denied.

                    "Leased Premises" shall have the meaning assigned thereto in Section 5 hereof.

                    "Owner" means the Trustee, until such time as title to the Premises is transferred to a transferee
          ("Transferee"), whereupon "Owner" shall thereafter mean such Transferee.

                    "Premises" means 59 Maiden Lane, New York, New
          York.

                    2.   CLOSING:  TERMINATION

                    (a) Closing. The closing of the transactions contemplated hereby (the "Closing"), shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, on such date as may be mutually agreed upon by the parties hereto upon satisfaction (or waiver by the appropriate party) of the conditions to closing set forth in Section 9 hereof, but shall be no later than April 30, 1998 ("Termination Date"), unless (i) the parties hereto mutually agree to extend the Termination Date, or (ii) a case or proceeding under the bankruptcy laws of the United States of America, as now or hereafter in effect, is filed by or against O&Y or Olympia & York Maiden Lane Finance Corp. ("O&Y Finance"), in which case the Termination Date will be extended until the fifth business day after the issuance of a Final Order dismissing the case or proceeding in bankruptcy, confirming a plan of reorganization or plan of dissolution, or approving the terms of this Settlement Agreement.

                    (b)  Termination.   In the event that the
          Closing has not occurred by the Termination Date, as the same may be extended as set forth above, this Settlement Agreement shall automatically terminate without any further act on the part of any party hereto. Upon termination of this Settlement Agreement in accordance with the terms hereof, (i) all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for the liability of any party then in breach of the terms hereof) and (ii) all of the claims, counterclaims and defenses of all the parties in the Rent Litigation shall be fully reinstated. Notwithstanding the terms of the foregoing sentence, any and all funds released or to be released by the Temporary Receiver (and any and all interest accruing thereon and any additional funds which may be recovered from the Temporary Receiver) pursuant to
          Section 4 hereof shall be and shall remain permanently and irrevocably the sole property of the Trustee and shall be deemed applied in respect of the order of The Honorable Justice Norman Ryp, dated December 30, 1996, entered in the Rent Litigation.

                    3.   ESCROW AGREEMENT:  DEPOSIT OF FUNDS:
                         RELEASE OF FUNDS.

          The parties hereto have previously entered into the Escrow Agreement, dated as of August 1, 1997 ("Escrow Agreement"), among Home, the Receiver, the Trustee, and Stroock & Stroock & Lavan LLP, as escrow agent ("Escrow Agent"). On August 1, 1997, Home deposited with Escrow Agent the sum of $52,143,382.91. Home agrees to pay to the Escrow Agent, as and when due, all other amounts due from Home under the Escrow Agreement or the Lease (as defined in Section 5(a) hereof) or hereunder, such amounts to be held by the Escrow Agent in escrow in accordance with the terms of said Escrow Agreement. Upon closing or upon the occurrence of an Event of Termination (as defined in the Escrow Agreement) all amounts held by Escrow Agent shall be released in accordance with the terms of the Escrow Agreement.

                    4.   RELEASE OF FUNDS HELD BY THE TEMPORARY
                         RECEIVER.

          Pursuant to a Consent Order, dated August 22, 1997, by The Honorable Justice Beatrice Shainswit, entered in the Rent Litigation, Albert Sontag, the temporary receiver ("Temporary Receiver") appointed by The Honorable Justice Norman Ryp, irrevocably released to the Trustee all funds then held by the Temporary Receiver. Such release of funds is irrevocable, is not conditioned on the satisfaction of the conditions to Closing set forth in
          Section 9 hereof and is deemed applied in respect of the order The Honorable Justice Norman Ryp, dated December 30, 1996, entered in the Rent Litigation. This Section 4 shall survive the termination of this Settlement Agreement.

                    5.   LEASED PREMISES:  RENTAL PAYMENTS.

                    (a)  The parties hereto agree to enter into,
          concurrently upon the Closing, a new lease in the form attached hereto as Exhibit A ("Lease"), provided for the lease by Home of a portion of the Premises, as described in the Lease ("Lease Premises"), said Lease to be effective as of June 1, 1997. The parties hereto hereby acknowledge and agree that it is their intent that the execution of the Lease shall not constitute a novation of the lease dated June 29, 1984, between Home and O&Y ("Original Lease"). If, notwithstanding the previous sentence, a court of competent jurisdiction determines that the execution of the Lease constitutes a novation of the Original Lease, then the rights and obligations of the parties under the Lease shall terminate and the rights and obligations of the parties under the Original Lease shall be reinstated in accordance with Section 11 hereof.

                    (b) Home represents and warrants that it has already paid (i) to the Escrow Agent a sum equal to the total amount of all fixed rent (as defined in the Lease), excluding any additional rent (as defined in hte Lease; which terms as used herein and in the Lease, is intended to include any additional rent related to Special Services), that would be due under the Lease for the period from June 1, 1997 through the date of this Agreement, which amount of fixed rent is being held by the Escrow Agent pursuant to the terms of the Escrow Agreement and (ii) to the Trustee, all amounts of additional rent which were due and payable for the period from June 1, 1997 through the date of this Agreement. From the date hereof, through the date of Closing, Home agrees (i) to promptly pay to the Escrow Agent, as and when due, all amounts of fixed rent, such amounts to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (ii) to promptly pay to the Owner, as and when due, all amounts of additional rent due under the Lease. Commencing upon the Closing and continuing thereafter during the term of the Lease, Home agrees to promptly pay all subsequent amounts of fixed rent and additional rent directly to the Owner.

                    (c) REM hereby absolutely and unconditionally guarantees and agrees to be liable for the full and indefeasible payment of all fixed rent, additional rent and all other amounts due from Home under the Lease for the period commencing June 1, 1997 through and including the earliest of (i) December 31, 2000, (ii) the date upon which REM ceases, for whatever reason, to manage the business and affairs of Home, or (iii) the filing of a petition seeking an order for a formal proceeding against Home under the Insurers Rehabilitation and Liquidation
          Act (N.H. Rev. Stat. Ann. SECTIONSECTION 402-C:1, et seq.).

                    6.   SUBLEASE INCOME:  SUBLEASE ASSIGNMENT

                    (a) Home has already paid to the Escrow Agent a sum equal to the total amount of all sublease rental income which was due and payable from and after June 1, 1997 through the date of this Agreement under any and all subleases of the Leased Premises, as may now or hereafter be in effect, granted by Home to other persons ("Subleases"), which amount is being held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
          From and after the date hereof through the date of Closing, Home agrees to promptly pay to the Escrow Agent, as and when received, all subsequent amounts of sublease rental income received by Home under any and all Subleases, such amounts to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
          Commencing upon the Closing and continuing thereafter, Home agrees to promptly pay all amounts of sublease rental income which may be subsequently received by Home under any and all Subleases directly to the Owner.

                    (b) At the Closing, Home shall (i) assign to the (x) Receiver, or (y) with the approval of the bankruptcy court (or other court of competent jurisdiction), the Owner, its entire right, title and interest in and to any or all of the Subleases and the Owner shall thereupon assume all obligations of Home under such assigned Subleases arising after the date of such assignment, (ii) notify the subtenants under such assigned Subleases that all future rent payments thereunder are to be made directly to the Owner at such address as the Owner shall specify, and (iii) transfer all security deposits, if any, in respect of the assigned Subleases to the Owner.

                    (c)  Upon the Owner's assumption of Home's
          obligations under the Subleases pursuant to Section 6(b) hereof, the Owner shall indemnify Home against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising under the Sublease assigned by Home to the Owner, which claims, losses, damages and liabilities relate to the performance or non-performance of the obligations under such Sublease assumed by the Owner.
                    (d) Attached hereto as Exhibit B is a list of all Subleases now in effect. Home shall, within ten (10) days of the execution of this Agreement, deliver to the Receiver and the Trustee, (i) a description of the key terms of each such Sublease, including the location and amount of floor space Sublease; provided, however, such description shall be for informational purposes only and
          (ii) a copy of each such Sublease, unless, in each case, Home has previously furnished such information to O&Y and the Trustee.

                    7.   TAX CERTIORARI PROCEEDINGS; RECOVERY; INDEMNIFICATION.

                    (a)  Tax Certiorari Proceedings.  Home shall
          have control over the prosecution of any tax certiorari proceedings pending with respect to taxes assessed on the Premises for the tax years ending June 30, 1996 ("Tax Proceedings"). In connection with the foregoing, on and after the Closing Date, Owner shall take all reasonable actions and execute and file all documents reasonably necessary to transfer control of the Tax Proceedings to Home, including, but not limited to, (i) filing with the court having jurisdiction over such Tax Proceedings a form of "substitution of counsel" appointing new counsel designated by Home and (ii) terminating any fee agreements O&Y may have with its existing counsel relating to the Tax Proceedings in a manner whereby such counsel will have no remaining claim for fees nor any claim to any proceeds of the Tax Proceedings. Home shall coordinate fully and consult frequently with the Owner in connection with any action taken or proposed to be taken in any such Tax Proceedings. The Owner may retain independent counsel who, after having given written notice to Home of his or her retention by the Owner, shall be given notice of and be invited to attend all meetings with representatives of the City of New York relating to any Tax Proceedings, and any administrative or judicial hearings relating to any Tax Proceedings.
          The legal fees of such independent counsel retained by the Owner under Section 7(a), shall be paid by Home, solely from the proceeds received from such Tax Proceedings, if any, as and when such legal fees shall become due and payable, at such independent counsel's customary and reasonable hourly rate for the actual hours of service rendered. Home shall not enter into any settlement of any Tax Proceedings without the prior written consent of the Owner, which consent shall not be unreasonably withheld.

                    (b)  Recovery.  Home shall be entitled to
          receive and retain a pro rata share of the net proceeds (after deduction of fees and expenses incurred by Home and the Trustee or another Owner in connection with the Tax Proceedings) received by Home, O&Y and/or the Trustee or another Owner as a recovery in or under any Tax Proceeding, based upon the percentage that the amount of tax paid by Home with respect to the Premises for the subject tax year bears to the total amount of tax paid with respect to the Premises for the subject tax year.
          In addition, Home shall be entitled to any portion of any such recovery in a Tax Proceeding which would otherwise be retained by O&Y, the Trustee or another Owner due to vacant space, excluding any amounts which O&Y, the Trustee or another Owner may be obligated to remit to any other former or current tenant of the Premises.

                    (c) Indemnification. Home hereby indemnifies O&Y, the Trustee and any other Owner, and their respective agents, directors, officers and employees (collectively, "Indemnified Persons") against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising as a result of, or in connection with, any action taken or omitted by Home or its counsel in connection the Tax Proceedings, with respect to any claim asserted by a tenant of the Premises or any other person claiming rights in the Tax Proceedings, except in any case where the Owner has expressly consented to the actions taken or omitted by Home and/or its counsel in such Tax Proceedings (which consent shall not be unreasonably withheld or delayed), in which case Home shall not so indemnify O&Y, the Trustee and any other Owner, but only to the extent of such consent.

                    8.   AUTHORIZATION OF COMMISSIONER.
          Simultaneously upon the execution and delivery of this Settlement Agreement by Home, Home shall deliver to the Trustee the written authorization of the Insurance Commissioner of the State of New Hampshire (the "Commissioner"), authorizing Home to execute, deliver and perform its obligations under this Settlement Agreement.

                    9. CONDITIONS TO CLOSING. The Closing of the transactions contemplated by this Settlement Agreement, except the release of funds under Section 4 hereof which shall be irrevocable and unconditional, shall be conditioned on the satisfaction of the following conditions:

                    (a)  The Noteholders (as defined in the
          Indenture) shall have consented to the execution, delivery and performance by the Trustee of this Settlement Agreement and the other documents and agreements executed in connection with this Settlement Agreement in a manner reasonably satisfactory to Home and the Trustee or a Final Order shall have been issued with respect to O&Y or O&Y Finance, as the bankrupt debtor, authorizing the execution, delivery and performance of this Settlement Agreement and the other documents and agreements executed in connection with this Settlement Agreement.

                    (b)  The transactions contemplated by this
          Settlement Agreement and the other documents and agreements to be executed in connection herewith shall have been reviewed and approved by the Commissioner and such approval of the Commissioner shall have been evidenced in writing in a manner reasonably satisfactory to Home, O&Y and the Trustee, such writing to be delivered at Closing.

                    (c)  The Commissioner shall have issued a
          written statement granting assurances, to the extent that it can grant such assurances, that (i) the transactions contemplated by this Settlement Agreement and the other documents executed in connection herewith shall not be affected, overturned or otherwise voided as a result of any bankruptcy, insolvency, liquidation or rehabilitation of Home, (ii) the Commissioner will not attempt to avoid or recover any funds paid by Home hereunder or in accordance with the terms hereof, (iii) the Commissioner will not hereafter block or attempt to block the payment of rent by Home to O&Y or the Owner under the Lease, subject to the filing of a petition seeking an order for a formal proceeding against Home under the Insurers Rehabilitation and Liquidation Act (N.H. Rev. Stat. Ann. SECTIONS 402-C-1, et seq.), and (iv) if the Trustee prevails in the Fraudulent Conveyance Action (as defined in Section
          12 below), the Commissioner will not attempt to avoid or recover any funds payable by Zurich (as defined in Section 12 below) or Home (or any other Zurich affiliate) in such Fraudulent Conveyance Action.

                    (d)  The transactions contemplated by this
          Settlement Agreement and the other documents and agreements to be executed in connection herewith shall have been reviewed and approved by the Owner at the time of the Closing.

                    10.  DELIVERIES AND ACTIONS UPON CLOSING.

                    (a)  Release by Home, REM and Home Holdings,
          Inc.. At the Closing, Home and REM shall execute and deliver, and shall cause Home Holdings, Inc. to execute and deliver, to each of the Receiver and the Trustee, a release in the form attached hereto as Exhibit C.

                    (b) Release by the Receiver and the Trustee. At the Closing, each of the Receiver and the Trustee shall execute and deliver to each of Home, REM, and Home Holdings, Inc. a release in the form attached hereto as Exhibit D.

                    (c)  Opinion of Home's Counsel.  At the
          Closing, Home shall deliver to the Trustee and O&Y an opinion or opinions of its counsel, substantially in the form attached hereto as Exhibit E, unless Home's counsel reasonably believes that there is a change in the law or facts which would affect such opinion or opinions. If Home's counsel reasonably believes that such a change in the law or facts has occurred, Home shall use its reasonable efforts to cause its counsel to deliver another opinion or opinions addressing the issues covered in the opinion or opinions attached hereto as Exhibit E.

                    (d)  Consent Order.  At the Closing, the
          parties hereto shall cause their respective counsel to execute and deliver to counsel for Home a Consent Order in the Rent Litigation in the form attached hereto as Exhibit F. Counsel for Home may thereupon file said Consent Order without further notice to the parties.

                    11. REINSTATEMENT OF CLAIMS. In the event that any material provision or section of this Settlement Agreement is construed or held by a court of competent jurisdiction to be invalid, avoided in a bankruptcy proceeding or otherwise, declared to be null and void, or in violation of any law, whether in connection with a bankruptcy proceeding or otherwise, then all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party and all parties' claims, counterclaims and defenses released pursuant to Section 10(a) and Section 10(b) hereof shall be reinstated; provided, however, that the terms of
          Section 4 hereof shall survive the termination of this Settlement Agreement and remain if full force and effect and all amounts paid pursuant thereto shall remain the property of the Trustee in perpetuity in accordance therewith and be deemed applied in respect of the order of The Honorable Justice Norman Ryp, dated December 30, 1996, entered in the Rent Litigation.

                    12.  RETENTION OF FRAUDULENT CONVEYANCE CLAIM.

                    (a)  Notwithstanding the releases to be
          provided by the Receiver and the Trustee under Section 10(b) hereof with respect to the Rent Litigation, each of the parties hereto hereby agrees and acknowledges that the Receiver and the Trustee have not released, and therefore retain, any and all fraudulent conveyance claims (and any and all claims related to the fraudulent conveyance claims) asserted, or which may be asserted, by either the Receiver or the Trustee against Zurich Insurance Company and its affiliates and subsidiaries (including, without limitation, Home and REM) (collectively, "Zurich") in connection with the fraudulent conveyance action pending in the New York State Supreme Court for New York County, captioned Marine Midland Bank v. Zurich Insurance Company, Centre Reinsurance International Company, Centre Reinsurance Dublin, Risk Enterprise Management Limited, and The Home Insurance Company (the "Fraudulent Conveyance Action"); said claims (and any related claims) are hereby expressly preserved and reserved (except that the Receiver and the Trustee agree not to seek monetary damages against REM or Home, except in accordance with the terms of Section 12(c) hereof). Notwithstanding the terms of the foregoing sentence, the parties hereto hereby agree and acknowledge that Home retains all rights to defend itself in the Fraudulent Conveyance Action.

                    (b)  Each of the parties hereto acknowledges
          and agrees that, notwithstanding the releases to be provided by the Receiver and the Trustee under Section 10(b) hereof with respect to the Rent Litigation, the Receiver and the Trustee hereby retain and do not release their claims asserted against Home in the Rent Litigation up to an amount equal to $64,922,134, minus (i) any payments of fixed rent and additional rent under the Lease received or hereafter received by the Trustee after June 1, 1997, whether received by the Trustee from the Escrow Agent under the Escrow Agreement or received directly from Home under Section 5 hereof, and (ii) any payments of sublease rental income under the Subleases received of hereafter received by the Trustee after June 1, 1997, whether received by the Trustee from the Escrow Agent under the Escrow Agreement or received directly from Home under Section 6 hereof (the "Balance"). The Receiver and the Trustee agree not to seek recovery of the Balance from Home, except in accordance with the terms of Section 12(c) below.

                    (c)  In order to preserve and reserve the
          fraudulent conveyance claims (and any related claims) against Zurich in the Fraudulent Conveyance Action, Home agrees that, in the event a monetary judgment is rendered in favor of the Receiver or the Trustee, which judgement shall be final and subject to no further appeals ("FCA Judgement"), in the Fraudulent Conveyance Action for which Zurich is liable, and Zurich shall not have paid the FCA Judgment within three hundred sixty-five (365) days after the granting of such FCA Judgment, Home shall promptly thereafter, upon the request of the Trustee, pay to the Trustee the full amount of such FCA Judgment due from Zurich, up to an amount not to exceed the Balance, plus any costs of suit awarded to the Receiver and the Trustee as part of the FCA Judgment. Upon the payment by Home of such amount, the Receiver and/or the Trustee shall assign all of its/their rights under the FCA Judgment to Home. Home agrees that, in the event Home receives from Zurich any amount in respect of any judgment rendered in, or any settlement of, the Fraudulent Conveyance Action, Home shall promptly pay such amount to the Trustee, excluding any portion of such amount paid by Zurich to Home under an indemnification obligation to Home for legal fees and expenses.

                    13. TAX TREATMENT. The parties hereto hereby agree that for all income tax purposes, any payments received by the Owner and/or Trustee pursuant to the foregoing provisions, including, but not limited to, any payments received in respect of amounts deposited or paid to the Escrow Agent, the Trustee and/or the Temporary Receiver as referred to in Sections 3 through 7 above, relating to periods prior to the Closing Date shall be treated as having been received first by O&Y (as payment in settlement of various disputes, including disputes arising under the Original Lease) and as having been paid by O&Y to O&Y Finance, and in turn by O&Y Finance to the Owner and/or Trustee, in partial repayment of their respective debt obligations.

                    14. MISCELLANEOUS. Each of the parties hereto hereby agrees that it will not seek to challenge or to have determined invalid, void or unenforceable any provision of this Settlement Agreement or the Agreement itself. Each of the parties hereto understands that this Settlement Agreement contains the relinquishment of legal rights and it has, as it has deemed appropriate, sought the advice of legal counsel. Each of the parties hereto declares and understands that no promise, inducement or agreement not herein expressed has been made and this Settlement Agreement contains the entire agreement with regard to the subject matter described herein and the terms of this Settlement Agreement are contractual and not merely a recital and that it intends to be legally barred by the same. Home hereby represents and warrants that the execution and delivery of this Agreement has been approved by all necessary corporate action. This Settlement Agreement shall not be amended except in writing signed by each of the parties.

                    Each of the parties hereto warrants and
          represents that all information and documentation to be supplied under the terms of this Settlement Agreement are accurate, truthful and complete. Each of the parties hereto further represents, warrants and covenants that is has read and fully understands the contents of this Settlement Agreement and the execution of this Settlement Agreement has been duly authorized by it by whatever action is appropriate and that it has the full power and authority to bind itself to the terms and conditions of this Settlement Agreement.

                    15. BINDING EFFECT. This Settlement Agreement shall inure to the benefit of and shall bind each of the parties hereto and their respective successors and assigns.

                    16. GOVERNING LAW. This Settlement Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

                    17. AMENDMENT. This Settlement Agreement may be amended, modified, superseded or cancelled only by a written instrument executed by all the parties hereto.

                    18. COUNTERPARTS. This Settlement Agreement may be executed in one or more counterparts, all of which taken together, shall constitute one and the same
          Agreement.


                    IN WITNESS WHEREOF, of the undersigned have executed this Settlement Agreement as of the date set forth hereinabove.

          THE HOME INSURANCE COMPANY

          By: /s/ Roger M. Moak
          Name:  Roger M. Moak
          Title: Senior Vice President
                 and General Counsel

          MITCHELL RUDIN, AS RECEIVER FOR
          OLYMPIA & YORK MAIDEN LANE COMPANY, LLC

          By:/s/ Mitchell Rudin

          MARINE MIDLAND BANK, AS INDENTURE TRUSTEE

          By: /s/
          Name:
          Title: Vice President

          RISK ENTERPRISE MANAGEMENT LIMITED

          By: /s/ Roger Moak
          Name:  Roger M. Moak
          Title: Executive Vice President
                 and General Counsel